Exhibit 23.2

Independent Auditors’ Consent

To the Board of Directors

Southwest Water Company:

We consent to the incorporation by reference herein of our report dated March 19, 2003, with respect to the consolidated balance sheets of Southwest Water Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related schedules, which report appears in the December 31, 2002, annual report on Form 10-K of Southwest Water Company and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in accounting for goodwill and other intangible assets in 2002 and adoption of SFAS No. 123, “Accounting for Stock-Based Compensation”, in 2002, which resulted in the restatement of the Company’s consolidated financial statements for 2001 and 2000 in accordance with the retroactive restatement method under SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, an amendment of SFAS No. 123.

/s/    KPMG LLP

Los Angeles, California

October 6, 2003